Exhibit 99.1

Investor Contact: Pam Hendry, +1 310 788 1970
Media Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC ENTERS INTO $2.3B COMMITTED UNSECURED CREDIT FACILITY

New Facility Further Enhances ILFC’s Liquidity and Credit Profile

LOS ANGELES — October 10, 2012 — International Lease Finance Corporation (“ILFC”), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has entered into a new $2.3 billion committed unsecured revolving credit facility, replacing its $2.0 billion unsecured revolving credit facility entered into in January 2011.

The new facility, which is available for general corporate purposes, further enhances the company’s strong liquidity position. A total of ten banks participated in the transaction.  They include Citibank, Bank of America, JPMorgan Chase, Barclays Bank, Morgan Stanley, Royal Bank of Canada, Credit Suisse, Deutsche Bank, Goldman Sachs and UBS.  Each of these banks is core to ILFC and further demonstrates the banking community’s confidence in ILFC’s business and continued strong market position.

ILFC Chief Executive Officer Henri Courpron commented, “Increasing the size and improving the terms of our revolving unsecured credit facility further enhances ILFC’s diversified capital structure and is a cornerstone of the $6.4 billion in new financing raised so far in 2012.”

About ILFC

ILFC is the world’s largest independent aircraft lessor measured by number of owned aircraft. ILFC’s portfolio consists of over 1,000 owned or managed aircraft, as well as commitments to purchase 239 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 of such aircraft. www.ilfc.com

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange. www.aig.com

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